Exhibit 10.13

COLLABORATIVE RESEARCH AGREEMENT

THIS COLLABORATIVE RESEARCH AGREEMENT (this “Agreement”) is made and entered into as of August 27th, 2017 (“Effective Date”) between BIOXCEL THERAPEUTICS, INC., a Delaware corporation, having its principal place of business at 780 East Main Street, Branford, CT 06405 (“BTI”) and NEKTAR THERAPEUTICS, a Delaware corporation, having its principal place of business at 455 Mission Bay Boulevard South, San Francisco, CA 94158 (“Nektar”). Each of Nektar and BTI may be referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, Nektar and Crown Bioscience, Inc., with an address at 4008 Burton Drive, Santa Clara, CA (the “CRO”), are parties to that certain Laboratory Services Agreement, dated as of May 31, 2010 (the “CRO Agreement”); and

WHEREAS, Nektar, BTI, and the CRO are parties to that certain letter agreement, dated as of August 27th, 2017 (the “Letter Agreement”), which, among other things, sets forth BTI’s rights as a third party beneficiary under the CRO Agreement; and

WHEREAS, Nektar and the CRO have entered into that certain Scope of Work, which shall be attached to the CRO Agreement as Exhibit 5 (the “CRO SOW”), which, among other things, sets forth scope of the Evaluation (as defined below) to be performed by the CRO; and

WHEREAS, Nektar and BTI are willing to supply the CRO with the biological and/or chemical materials, listed on Exhibit A attached hereto (collectively, the “Materials”; those to be supplied by Nektar referred to herein as “Nektar Materials” and those to be supplied by BTI referred to herein as “BTI Materials”) solely for the purpose of performing certain experiments and testing of such Materials (the “Evaluation”) in accordance with the CRO SOW and the Letter Agreement, in the interest of evaluating a potential business relationship (the “Purpose”); and

WHEREAS, each Party desires to have the CRO conduct the Evaluation for the Purpose, and is willing to enter into a confidential relationship to share with each other the results of the Evaluation. In the capacity of disclosing information or Materials, each Party is referred to as the “Providing Party”, and in the capacity of receiving information or Materials, each Party is referred to as the “Receiving Party”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which are hereby expressly acknowledged, the Parties hereto agree as follows:

1.                                      Evaluation; Permitted Use of Materials.

1.1                               The Evaluation shall be performed in its entirety by the CRO in accordance with the CRO SOW and the Letter Agreement. The Parties shall mutually agree on the text of the CRO SOW, including any amendments thereto, and on the protocol(s) under which the CRO shall conduct the Evaluation. The Parties shall agree in advance in writing on the budget for the Evaluation.   BTI shall reimburse Nektar for fifty percent (50%) of the actual out-of-pocket expenses (with no markup) billed by the CRO (“CRO Costs”), provided that the CRO Costs to be reimbursed by BTI shall not exceed fifty percent (50%) of the mutually-agreed budget for the Evaluation without the prior written consent of BTI. In the event that any amounts paid by Nektar to the CRO are refunded or credited back to Nektar by the CRO, and Nektar had previously been reimbursed by BTI for 50% of such amounts, Nektar shall promptly notify BTI of such refund or credit in writing and remit 50% of such refund or credit to BTI.

1.2                               Subject to the terms of this Agreement and the Letter Agreement, Nektar agrees to provide the Nektar Materials to the CRO, and BTI agrees to provide the BTI Materials to the CRO, in order to permit the CRO to conduct the Evaluation for the Purpose. Nektar shall ensure that the CRO does not use the Materials of the Providing Party for any activities other than the Evaluation set forth in Exhibit B or as otherwise agreed in writing by the Parties. It is the intention of the Parties that Nektar shall not provide Nektar Materials to BTI, and that BTI shall not provide BTI Materials to Nektar.

1.2                               The Parties shall at all times retain all right, title and interest in and to their respective Materials, and each Party reserves all rights not expressly granted herein.

1.3                               Each of the Parties shall appoint one or more of its scientists to interact with the scientist(s) appointed by the other Party with respect to the day-to-day conduct of the Evaluation, including discussion of the Evaluation Data as provided in Article 4.2 (the “Scientific Lead(s)”). As of the Effective Date, the Scientific Leads for Nektar are Dr. Deborah Charych and Dr. Jonathan Zalevsky, and the Scientific Leads for BTI are Luca Rastelli.  Each Party shall have the right to change its Scientific Lead(s) on written notice to the other Party. Notwithstanding the appointment of the Scientific Leads, each Party shall retain all of its rights and discretion under this Agreement. The Scientific leads shall have no power to modify or amend the provisions of this Agreement, which may be modified or amended only as provided in Article 7.13.

2.                                      Confidentiality.

2.1                               Confidentiality and Non-Use of Confidential Information. Confidential Information shall mean all proprietary information of the Providing Party that is disclosed to the Receiving Party, in written, oral or other form, as background for or in conjunction with the Evaluation, after the Effective Date and whether such information is provided by the Providing Party directly or on the Providing Party’s behalf by a third party, such as the CRO (“Confidential Information”); provided, however, that, (i) all information specific to the Providing Party’s Materials, including, without limitation, any Evaluation Data, shall be deemed to be the Confidential Information of the Providing Party, and (ii) all information related to the combined use of the Nektar Materials and the BTI Materials, including, without limitation, any Evaluation Data, shall be deemed to be the Confidential Information of both Parties. Each Providing Party shall mark the Confidential Information disclosed to the Receiving Party to clearly identify its status as Confidential Information. Any Confidential Information that is disclosed in a form that precludes marking as confidential (such as Confidential Information disclosed orally or visually) shall be orally identified as confidential at the time of disclosure, and confirmed in writing as confidential within a reasonable time thereafter. Any failure of a Providing Party to mark Confidential Information as confidential or to confirm Confidential

Information as confidential in writing within a reasonable time after disclosure shall not prevent such information from being Confidential Information of the Providing Party subject to the protection afforded by the provisions of this Agreement, provided that a reasonable person working in the biopharma industry would recognize that the information disclosed is the Confidential Information of the Providing Party based on the nature of the Confidential Information and/or the context of the disclosure.

2.2                               The Receiving Party shall:

(a)                                 exercise, and cause its employees, agents and consultants to exercise, reasonable care to hold in confidence and not disclose Confidential Information of the Providing Party to third parties without the prior written consent of the Providing Party;

(b)                                 not use, and cause its employees, agents and consultants to not use, Confidential Information of the Providing Party for any purpose other than the Purpose without the prior written consent of the Providing Party; and

(c)                                  be responsible for any breach of this Article 2 by any of its employees, agents and consultants.

2.3                               Exclusions from Confidentiality and Non-Use Obligations. Confidential Information of a Providing Party shall not include any information that the Receiving Party can demonstrate by competent evidence:

(a)                                 was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Providing Party;

(b)                                 was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)                                  became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)                                 is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Providing Party; or

(e)                                  was disclosed to the Receiving Party, on a non-confidential basis, by a third party who had no obligation to the Providing Party not to disclose such information to others.

The confidentiality obligations under this Agreement shall apply to a combination or compilation of Confidential Information, even if some or all of its component parts individually fall within subsections (a) — (e) above, unless the combination or compilation itself and its economic value and principles of operation are themselves entirely within subsections (a) — (e) above.

2.4                               Authorized Disclosure. The Receiving Party shall not be prohibited from disclosing Confidential Information to the extent such information is required to be disclosed by court order or by applicable law or government regulation; provided, however, that in such event, the Receiving Party shall give reasonable advance notice (except where prohibited by law) to the Providing Party of such required disclosure and, at the Providing Party’s request and expense, shall cooperate with the Providing Party’s efforts to contest such disclosure, and/or to obtain a protective order or other confidential treatment of the Confidential Information required to be disclosed.

3.                                      Ownership and Intellectual Property Rights.

3.1                               If the CRO conceives and/or reduces to practice inventions or discoveries, relating to a Providing Party’s Materials, whether or not patentable (“Evaluation Inventions”, as defined, including all patents and other intellectual property rights therein), Nektar shall take reasonable actions to confirm that, with respect to any Evaluation Inventions of which Nektar has knowledge, the CRO promptly and fully discloses to the Providing Party any such Evaluation Inventions after the conception or reduction to practice thereof.

3.2                               The Parties agree that inventorship of Evaluation Inventions will be determined in accordance with U.S. patent law, and ownership of such inventions will be determined as follows:

(a)                                 Nektar shall own, and the CRO Agreement provides for the CRO to assign to Nektar, all right, title, and interest in and to any Evaluation Inventions generated in the performance of the Evaluation solely by one or more of the CRO’s employees, agents or consultants, or jointly by employees, agents or consultants of the CRO, on the one hand, and employees, agents or consultants of Nektar, on the other hand, that are specific to the Nektar Materials (“Nektar Inventions”).

(b)                                 BTI shall own, and the Letter Agreement provides for the CRO to assign to BTI, all right, title, and interest in and to any Evaluation Inventions generated in the performance of the Evaluation solely by one or more of the CRO’s employees, agents or consultants, or jointly by employees, agents or consultants of BTI, on the one hand, and employees, agents or consultants of BTI, on the other hand, that are specific to the BTI Materials (“BTI Inventions”).

(c)                                  The Parties shall jointly own, and Nektar and BTI hereby assign to each other, an equal joint interest in and to any Evaluation Inventions generated in the performance of the Evaluation solely by the employees, agents or consultants of the CRO, or jointly by employees, agents or consultants of the CRO, on the one hand, and employees, agents or consultants of Nektar and/or BTI, on the other hand, that are specific to the use of the Nektar Materials and BTI Materials in combination, or that otherwise relate to the Materials of both Parties. All such joint Evaluation Inventions described in this clause (c) shall be referred to as “Joint Inventions.” Each Party shall be free to practice any Joint Invention, and to grant any third party a license under such Party’s interest in any Joint Invention, without the consent of the other Party and without accounting to the other Party (but in the case of any grant of any license to a third party, with written notice to the other Party within a reasonable time following the grant of the license under the interest in the Joint Invention).

3.3                               For clarity, (a) each Party shall have and retain all right, title and interest in any inventions or discoveries that are conceived or reduced to practice by that Party’s employees, agents or consultants prior to the Effective Date (“Prior Inventions”); and (b) each Party shall have and retain all right, title and interest in any inventions or discoveries that are conceived or reduced to practice by that Party’s employees, agents or consultants subsequent to the Effective Date, but which are conceived or reduced to practice independent of the Evaluation and without reliance on the Confidential Information of the other Party.

3.4                               Nektar shall have sole right and discretion to file, prosecute, and maintain patents and patent applications claiming Nektar Inventions, and BTI shall have sole right and discretion to file, prosecute, and maintain patents and patent applications claiming BTI Inventions. The Parties shall confer in good faith regarding the filing, prosecution, and maintenance of patents and patent applications claiming Joint Inventions.

4.                                      Invoicing; Payments; Evaluation Data.

4.1                               Nektar shall invoice BTI for its share of the CRO Costs to the following address:

Accounts Payable

BTI Therapeutics, Inc.

780 East Main Street

Branford, CT 06405

Or electronically, at lrastelli@bioxcel.com and cmahadevan@bioxcel.com.

BTI shall pay Nektar fifty percent (50%) of the costs incurred under the CRO SOW (total costs under the CRO SOW anticipated to be $80,720). The first payment of $20,180 from BTI to Nektar shall be due thirty (30) days after BTI’s receipt of Nektar’s invoice. This amount represents fifty percent (50%) of the advance payment of $40,360 due from Nektar to the CRO upon execution of the CRO SOW. The second and final payment due from BTI to Nektar following completion of the Evaluation by the CRO, which is currently estimated to be $20,180, will be invoiced by Nektar upon BTI’s receipt of the final report from the CRO, and will not exceed fifty percent (50%) of the final payment due from Nektar to the CRO.  BTI shall provide a purchase order number within five (5) business days of signing the Agreement. All Nektar invoices shall reference a BTI purchase order number, and will include copies of relevant invoices received by Nektar from the CRO for documentation. If either this Agreement or the CRO SOW is terminated prior to the completion of the Evaluation, then BTI and Nektar shall each be liable for 50% of the final payment due to the CRO. BTI shall pay all undisputed invoices received from Nektar within thirty (30) days from the date of BTI’s receipt of any such invoice. Late payments for undisputed invoices are subject to an interest charge of one percent (1.0%) per month on the outstanding balance.

BTI shall remit payments due to Nektar to the following bank and bank account (or to such other bank or bank account of which Nektar may notify BTI in writing from time to time):

Bank Name: Wells Fargo Bank

Bank Address: Peninsula Regional Commercial Banking Office

400 Hamilton Avenue, Suite 110

Palo Alto, CA 94302

Swift Code: WFBIUS6S

ABA Number: 121000248

Account Number: 4277155404

Account Name: Nektar Therapeutics

Currency: USD

4.2                               Nektar shall take reasonable actions to confirm that the CRO provides all data, reports and conclusions of the Evaluation that it produces or obtains (the “Evaluation Data”) to both Parties at a frequency and in a manner as agreed upon by the Parties, and that the Parties shall discuss the Evaluation Data on a schedule to be mutually agreed by the Scientific Leads of the Parties, but which is anticipated to be at least every fourteen (14) days during the Evaluation. BTI shall have and retain sole and exclusive ownership of all Evaluation Data that relates specifically to the BTI Materials, and Nektar have and retain sole and exclusive ownership of all Evaluation Data that relates specifically to the Nektar Materials. The Parties shall have joint ownership of all Evaluation Data that relates to the combined use of the BTI Materials and the Nektar Materials (the “Joint Evaluation Data”). Subject to Article 2, each Party shall be free to use the Joint Evaluation Data (a) in its internal development efforts; and (b) for the purpose of filing or supplementing patent applications for Evaluation Inventions owned by such Party and for Prior Inventions of such Party, and in each case ((a) and (b)), without the consent of the other Party and without accounting to the other Party. Each Party also shall have the right, with the written approval of the other Party, to disclose the Joint Evaluation Data and/or the other Party’s Evaluation Data in confidence to potential business partners, potential investors, or potential licensees, but only after such potential business partners, investors or licensees have entered into confidentiality and non-use agreements relating to the Evaluation Data that are at least as protective of the confidentiality of the Evaluation Data as the provisions of Article 2. In addition, at the request of either Party, the Parties will mutually agree upon a written presentation of the Evaluation Data that may be used by either Party in due diligence by potential business partners, potential investors or potential licensees, but only after such potential business partners, investors or licensees have entered into confidentiality and non-use agreements relating to the Evaluation Data that are at least as protective of the confidentiality of the Evaluation Data as the provisions of Article 2, without the need to obtain the written approval of the other Party.

4.3                               Any publication or public presentation by either Party of the Joint Evaluation Data shall require the prior written consent of both Parties.

5.                                      Indemnification. Each Party hereby agrees to indemnify, defend and hold harmless the other Party and its officers, directors, employees, independent contractors and agents from all losses, liabilities, damages, costs and expenses of any kind (collectively “Losses”) resulting from any third party suit, action, claim, demand or proceeding of whatsoever kind or nature arising from (a) the  indemnifying Party’s breach  of this Agreement;  (b) the indemnifying  Party’s negligence or willful misconduct; (c) the indemnifying Party’s breach of applicable law, rule or regulation; and (c) the use, handling, transfer or storage of such indemnifying Party’s Materials by the CRO in connection with the Evaluation, except, in each case, to the extent such Losses result from the negligence or willful misconduct of the indemnified Party.

6.                                      Termination. The term of this Agreement shall begin on the Effective Date and, unless this Agreement is earlier terminated pursuant to this Article 6, shall continue until the earlier of (a) completion of the Evaluation, (b) the termination of the CRO SOW, and (c) the first anniversary of the Effective Date (the “Term”). Nektar shall provide thirty (30) days prior written notice to BTI before terminating the CRO SOW; provided that such thirty (30) day notice shall not be required if the Parties mutually agree in writing that the CRO SOW should be terminated. Each Party may terminate this Agreement at will, with thirty (30) days prior written notice to the other Party at the address listed above, or upon thirty (30) days’ written notice for any breach by the other Party of the provisions of this Agreement, provided that the breaching Party does not cure such breach in such thirty (30) day period. Upon expiration or termination of the Agreement, the licenses granted hereunder shall terminate and the Receiving Party shall immediately return or destroy, at the Providing Party’s sole discretion (and, if instructed to destroy, will provide evidence documenting the manner of destruction) the Providing Party’s Materials, together with any and all documents, notes and other materials regarding the Providing Party’s Materials, including, without limitation, all Confidential Information of the other Party and all copies and extracts of the foregoing.  Notwithstanding the foregoing, Articles 2 (for a period of 5 years following expiration or termination), 3, 4, 5, 6 (last two sentences), and 7.1-7.13 shall survive any termination of this Agreement.

7.                                      Miscellaneous.

7.1                               Independent Contractor; Certain Liabilities. The Parties acknowledge and agree that they are not agents, employees, or franchisees of each other. Nothing in this Agreement shall  be  interpreted  or  construed as  creating  or  establishing  the  relationship of employer and employee between Nektar and BTI, nor shall either Party have any authority to incur, create or assume any liability or any other obligation, express or implied, in the name of or on behalf of the other Party. This Agreement does not create or evidence any joint venture or partnership of the Parties.

7.2                               Notices. All notices or reports permitted or required under this Agreement will be in writing and will be sent by personal delivery or reputable expedited delivery service with signature required. All such notices or reports will be deemed given upon receipt. Notices will be sent to the addresses set forth at the beginning of this Agreement to the attention of such Party’s General Counsel, or to such other addresses or designees as either Party may specify in writing.

7.3                               No Implied Licenses. No right or license is granted under this Agreement by either Party to the other, either expressly or by implication, except those specifically set forth herein.

7.4                               Headings. The headings and article identifiers contained in this Agreement are for convenience of reference only, shall not be deemed to be a substantive part of this Agreement and  shall  not  be  referred  to  in  connection  with  the  construction  or  interpretation  of  this Agreement.

7.5                               Waivers. All waivers must be in writing and signed by the party to be charged. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of any other provision or of such provision on any other occasion.

7.6                               Counterparts; Electronic Exchange. This Agreement may be executed in one or more counterparts (including by facsimile or .pdf), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The Parties agree that delivery of an executed counterpart signature hereof by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

7.7                               Governing Law; Jurisdiction. This Agreement is made under and shall be construed according to the laws of the State of New York without regard to any conflict of law principles that would provide for the application of the law of another jurisdiction. Any disputes under this Agreement may be brought in the state courts and the Federal courts located in the Southern District of New York, and the Parties hereby consent to the personal jurisdiction and exclusive venue of such courts.

7.8                               Successors and Assigns; Parties in Interest.

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of the respective permitted successors and assigns of each of the Parties hereto (if any). No person who is not a Party shall have any rights hereunder as a third-party beneficiary or otherwise.

(b)                                 Each Party shall not assign its rights or obligations under this Agreement without the prior written consent of the other Party, which consent may be given or withheld in the other Party’s sole and absolute discretion. Notwithstanding the foregoing, a Party may transfer or assign this Agreement or any of its rights and obligations under this Agreement, in whole or in part, without the consent of the other Party, to any: (i) affiliate; (ii) subsidiary; or (iii) any third party that acquires all or a majority of the stock of such Party, or with which such Party merges, or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates.

7.9                               Use of Names, Publicity. Except as otherwise provided herein, nothing contained in this Agreement shall be construed as conferring any right on a Party to use in any manner the other Party’s name or any trade name or trademark. Neither Party will make any public announcement or other public statement concerning the existence of this Agreement or the Parties’ respective performance hereunder, without the prior written consent of the other Party, which may be withheld in that Party’s sole and absolute discretion, except as necessary to comply with applicable law or regulations.

7.10                        Force Majeure. If either Party hereto is prevented from carrying out its obligations under this Agreement by events beyond its reasonable control, acts of God or government, natural disasters, including earthquakes or storms, fire, political strife, terrorism, failure or delay of transportation, then such Party’s performance of its obligations hereunder shall be excused during the period of such events and for a reasonable period of recovery thereafter, and the time for performance of such obligations shall be automatically extended for a period of time equal to the duration of such events; provided, however, that the Party claiming force majeure shall promptly notify the other Party of the existence of such force majeure, shall use commercially reasonable efforts to avoid or remedy such force majeure and shall continue performance hereunder with the utmost dispatch whenever such force majeure is avoided or remedied. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

7.11                        Severability. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected and shall remain in full force and effect, to the extent consistent with the intent of the Parties as evidenced by this Agreement as a whole.

7.12                        Approvals. Unless expressly required not to be withheld unreasonably, it is understood that when approval of either Party is required, such approval may be given or withheld in such Party’s sole and absolute discretion, without regard to the reason or basis for granting or withholding such consent.

7.13                        Entire Agreement; Amendment. This Agreement and the Letter Agreement, together with any exhibits attached hereto, constitutes the final, complete and exclusive agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, communications, negotiations or understandings between the Parties with respect to the matters addressed herein. Notwithstanding the foregoing, the Parties’ respective ongoing rights and obligations under their prior agreement namely, the Mutual Confidential Disclosure Agreement between the Parties dated July 27, 2016, continue in full force and effect in accordance with their terms. No modification of or amendment to this Agreement will be effective unless in writing and signed by all Parties.

7.14                        Export Restriction. The Parties will not export, directly or indirectly, any technical data acquired under this Agreement or any Materials utilizing any such data to any country for which the U.S. Government or any agency thereof at the time of export requires an export license or other governmental approval without first obtaining such license or approval. Each Party shall otherwise comply with all applicable export control laws and shall defend, indemnify, and hold the other Party harmless for any claims arising out of its violation of such export control laws.

7.15                        No Future Obligations; Non-Exclusivity. This Agreement does not obligate the Parties to negotiate or enter into any future transaction, nor limit their rights to engage in transactions with third parties. This Agreement confers no obligation on Nektar to work exclusively with BTI with respect to the Nektar Materials, and confers no obligation on BTI to work exclusively with Nektar with respect to the BTI Materials. Subject to Article 2, each Party retains its discretion to enter into agreements with third parties covering the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Collaborative Research Agreement to be effective as of the Effective Date.

BTI THERAPEUTICS, INC.	NEKTAR THERAPEUTICS

/s/ Luca Rastelli	/s/ D. Charych
Signature	Signature

Luca Rastelli	Deborah Charych
Name	Name

VP Oncology	Executive Director, Research
Title	Title

Exhibit A

Materials, Evaluation Period, & Reports

1.                                      Material(s):

BTI Materials Requested: 50 mg of BXCL701

Nektar Materials Requested:  7 mg of NKTR-214